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                                                                     EXHIBIT 4.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ANAREN MICROWAVE, INC.

                 UNDER SECTION 805 OF THE BUSINESS CORPORATION
                          LAW OF THE STATE OF NEW YORK

     The undersigned, Lawrence A. Sala, being the President and Chief Executive Officer of Anaren Microwave, Inc. (the "Corporation"), certifies that:

          1. The name of the Corporation is Anaren Microwave, Inc. It was formed under the name of Micronetics, Inc.

          2. The Certificate of Incorporation of the Corporation was filed by the New York Department of State on August 11, 1967.

          3. The Certificate of Incorporation, as previously amended, is hereby further amended to add a provision providing for a classified Board of Directors and related matters as set forth below.

          4. To effect the foregoing, a new paragraph "EIGHTH" is hereby added to the Certificate of Incorporation as follows:

             EIGHTH: The Board of Directors shall be divided into three classes as nearly equal in number as possible. Initially, the directors of the first class shall serve for a term of one year; the directors of the second class for a term of two years; and the directors of the third class for a term of three years; and at each annual election the successors to the class of directors whose terms shall expire in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. The current directors shall be assigned a designated class as approved by the shareholders of the Corporation at the 1999 annual shareholders' meeting. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board of Directors, there shall be no classification of the additional directors until the next annual meeting of shareholders. Any or all of the directors may be removed from office by the shareholders only for cause and only upon the affirmative vote of the holders of outstanding shares having not less than seventy-five percent (75%) of the votes entitled to be cast in the election of directors.

             The provisions of this Article EIGHTH may only be amended, revised or repealed by the affirmative vote of the holders of outstanding shares having not less than seventy-five percent (75%) of the votes entitled to be cast in the election of directors.

          5. This Amendment was authorized and approved by the Board of Directors followed by the affirmative vote of the holders of over a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held in accordance with the New York Business Corporation Law.
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     IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Amendment of the Certificate of Incorporation this 31st day of January, 2000, and affirms that the statements contained herein are true under penalties of perjury.

                                          /s/ LAWRENCE A. SALA
                                          --------------------------------------
                                          Lawrence A. Sala
                                          President and Chief Executive Officer